Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Diversey Holdings, Ltd.

Olympus Water Holdings IV, L.P.
Diamond Merger Limited
Platinum Equity Capital Partners IV, L.P.
Platinum Equity Capital Partners V, L.P.

BCPE Diamond Investor, LP

BCPE Diamond GP, LLC

Bain Capital Fund XI, LP

Bain Capital Partners XI, L.P.

Bain Capital Investors, LLC

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$2,636,353,316.24(1)	0.00011020	$290,526.14(2)
Fees Previously Paid	$—		$—
Total Transaction Valuation	$2,636,353,316.24
Total Fees Due for Filing			$290,526.14
Total Fees Previously Paid			$—
Total Fee Offsets			$290,526.14(3)
Net Fee Due			$—

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule 14A	001-40293	April 11, 2023		$290,526.14
Fee Offset Sources	Diversey Holdings, Ltd.	Schedule 14A	001-40293		April 11, 2023		$290,526.14(3)

(1)	Aggregate number of securities to which transaction applies: As of March 31, 2023, the maximum number of the Registrant’s ordinary shares to which this transaction applies is estimated to be 329,650,466, which consists of (1) 236,983,211 ordinary shares held by BCPE Diamond Investor, LP, (“BCPE”) entitled to receive $7.84 per ordinary share in connection with the transaction; (2) 87,580,048 ordinary shares entitled to receive $8.40 per ordinary share in connection with the transaction; and (3) 5,087,207 ordinary shares underlying outstanding restricted share units and performance share units, which are entitled to receive $8.40 per ordinary share in connection with the transaction (subject, in some cases, to time-based vesting).

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of March 31, 2023, the underlying value of the transaction was calculated based on the sum of (1) the product of 236,983,211 ordinary shares held by BCPE and the per share merger consideration of $7.84 applicable to such shares; (2) the product of 87,580,048 ordinary shares not held by BCPE and the per share merger consideration of $8.40 applicable to such shares; and (3) the product of 5,087,207 ordinary shares underlying outstanding restricted share units and performance share units and the per share merger consideration of $8.40 applicable to such units (subject, in some cases, to time-based vesting). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.

(3)	Diversey Holdings, Ltd. previously paid $290,526.14 upon the filing of its Schedule 14A on April 11, 2023 in connection with the transaction reported hereby.